Exhibit 99.5

CONSENT AND ACKNOWLEDGMENT

The undersigned is a proposed director of Springleaf Holdings, LLC (the “Company”). As such, the undersigned understands that he must be included in the Company’s prospectus as a proposed director. Accordingly, the undersigned hereby consents to the inclusion of the undersigned’s name as a proposed director, along with a description of the undersigned’s business experience, in the Company’s Registration Statement on Form S-1, including any amendments thereto, filed with the Securities and Exchange Commission.

/s/ Randal A. Nardone
Name: Randal A. Nardone
Date: August 15, 2013